Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	January 3, 2006
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 E-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ACQUIRES MCTEC

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc., (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, announced today that it has acquired the capital stock of MCTec Holding, B.V., a Dutch corporation located in Venlo, The Netherlands, from British Columbia–based Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) for approximately $3 million cash. MCTec’s revenues for 2005 were approximately $3.5 million. The acquisition is expected to be immediately accretive to Merit’s shareholders.

MCTec is primarily involved in the coating of wires and tubings for various medical device companies.

“The addition of MCTec will enhance the competitive position of Merit’s existing guide wire products and anticipated future products,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “It will also provide for additional growth in our OEM sales.”

Merit will have a conference call to discuss this acquisition, recent product introductions and the status of the Magnificent Seven products tomorrow, January 4, at 3:00 p.m. Mountain Time. The number for domestic participants to call is (800) 240-2134, and the number for international participants is (303) 262-2130.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals. Merit employs approximately 1,560 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Jackson, New Jersey; Maastricht, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2004. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render our products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

# # #